Exhibit 99.1

Contact:

Investor Relations

212-479-3150

NEW RESIDENTIAL ANNOUNCES FOURTH QUARTER & FULL YEAR 2014 RESULTS

NEW YORK—(BUSINESS WIRE)—February 27, 2015—New Residential Investment Corp. (NYSE: NRZ; “New Residential” or the “Company”) today reported the following information for the quarter and full year ended December 31, 2014:

FOURTH QUARTER FINANCIAL HIGHLIGHTS:*

•	GAAP Income of $54 million, or $0.38 per diluted share

•	Core Earnings of $58 million, or $0.41 per diluted share

•	Common dividend of $54 million, or $0.38 per share

•	Increased fourth quarter dividend by 9%, to $0.38 per share

FULL YEAR 2014 FINANCIAL HIGHLIGHTS:*

•	GAAP Income of $353 million, or $2.53 per diluted share

•	Core Earnings of $219 million, or $1.57 per diluted share

•	Common dividend of $218 million, or $1.58 per share

	Q4 2014	Q3 2014	12M Ended Q4 2014	12M Ended Q4 2013
Summary Operating Results:
GAAP Income	$54 million	$126 million	$353 million	$266 million
GAAP Income per Diluted Share	$0.38	$0.88	$2.53	$2.07
Non-GAAP Results:
Core Earnings**	$58 million	$63 million	$219 million	$130 million
Core Earnings per Diluted Share**	$0.41	$0.43	$1.57	$1.01

*	All per share data and share amounts included have been adjusted for the 1-for-2 reverse split effective October 17, 2014.
**	For a reconciliation of GAAP Income to Core Earnings, please refer to the Reconciliation of Core Earnings below.

Highlights for the quarter ended December 31, 2014:

•	Excess Mortgage Servicing Rights (“Excess MSRs”) – During the quarter, New Residential committed to or settled on approximately $15 billion UPB of additional Excess MSRs.

•	Consumer Loan Portfolio – In October, New Residential, along with its co-investors, completed a $2.6 billion asset backed secured refinancing of their consumer loan portfolio (the “SpringCastle portfolio”) with a UPB of approximately $2.7 billion. As a result of distributions and refinancing proceeds, the Company has received total life-to-date cash flows of $473 million. On its initial equity investment of $241 million, the Company has generated an internal rate of return (“IRR”) of 73% to date. The lifetime IRR may differ materially from the life-to-date IRR, and the Company’s methodology for calculating IRR may differ from that of other market participants.

•	Non-Agency RMBS – In December, New Residential caused to be redeemed, or collapsed, securitizations backed by $602 million UPB of seasoned Non-Agency loans. The Company issued two seasoned loan securitizations in the fourth quarter, totaling $977 million.

•	Residential Loans – In October, New Residential sold $138 million UPB of loans for $86 million, generating a return of 31%.

•	Completed 1-For-2 Reverse Stock Split – New Residential completed a 1-for-2 reverse stock split of its outstanding common shares on October 17, 2014. All per share data and share amounts included in this release have been adjusted for the reverse stock split.

Highlights subsequent to December 31, 2014:

•	Acquisition of HLSS – On February 22, 2015, New Residential and Home Loan Servicing Solutions, Ltd. (NASDAQ: HLSS, “HLSS”) announced a definitive agreement under which New Residential has agreed to acquire all of the outstanding shares of HLSS for $18.25 per share in cash, totaling approximately $1.3 billion. The acquisition has been approved by the Board of Directors of each company and is expected to close in the second quarter of 2015, subject to HLSS shareholder approval and other customary closing conditions.

•	Excess MSRs – In January, New Residential acquired $8 billion UPB of legacy Agency Excess MSRs and committed to purchase $30 billion UPB of legacy Agency Excess MSRs.

•	Servicer Advances – In February, New Residential refinanced and increased the capacity for two borrowing facilities to $1.8 billion.

•	Residential Loans – In January, New Residential agreed to sell $862 million UPB of residential loans, generating an expected return of approximately 30%.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the latest presentation posted on the Investor Relations section of the Company’s website, www.newresi.com. For consolidated investment portfolio information, please refer to the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the Company’s website (www.newresi.com).

EARNINGS CONFERENCE CALL

New Residential’s management will host a conference call on Friday, February 27, 2015 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Residential’s website, www.newresi.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-393-1506 (from within the U.S.) or 1-706-634-0623 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential Fourth Quarter & Full Year 2014 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newresi.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Friday, March 13, 2015 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “86199872.”

Consolidated Statements of Income

($ in thousands, except share and per share data)

	Years Ended December 31,
	2014	2013	2012
	(unaudited)
Interest income	$346,857	$87,567	$33,759
Interest expense	140,708	15,024	704

Net Interest Income	206,149	72,543	33,055

Impairment
Other-than-temporary impairment (“OTTI”) on securities	$1,391	4,993	—
Valuation provision on loans	9,891	461	—

	11,282	5,454	—

Net interest income after impairment	194,867	67,089	33,055
Other Income
Change in fair value of investments in excess mortgage servicing rights	41,615	53,332	9,023
Change in fair value of investments in excess mortgage servicing rights, equity method investees	57,280	50,343	—
Change in fair value of investments in servicer advances	84,217	—	—
Earnings from investments in consumer loans, equity method investees	53,840	82,856	—
Gain on consumer loans investment	92,020	—	—
Gain on settlement of investments, net	35,487	52,657	—
Other income, net	10,629	1,820	8,400

	375,088	241,008	17,423

Operating Expenses
General and administrative expenses	27,001	9,975	5,878
Management fee allocated by Newcastle	—	4,134	3,353
Management fee to affiliate	19,651	11,209	—
Incentive compensation to affiliate	54,334	16,847	—
Loan servicing expense	3,913	309	—

	104,899	42,474	9,231

Income (Loss) Before Income Taxes	465,056	265,623	41,247
Income tax expense	22,957	—	—

Net Income (Loss)	$442,099	$265,623	$41,247

Noncontrolling Interests in Income (Loss) of Consolidated Subsidiaries	$89,222	$(326)	$—

Net Income (Loss) Attributable to Common Stockholders	$352,877	$265,949	$41,247

Net Income Per Share of Common Stock
Basic	$2.59	$2.10	$0.33

Diluted	$2.53	$2.07	$0.33

Weighted Average Number of Shares of Common Stock Outstanding
Basic	136,472,865	126,539,024	126,512,823

Diluted	139,565,709	128,684,128	126,512,823

Dividends Declared per Share of Common Stock	$1.58	$0.99	$—

Consolidated Balance Sheets

($ in thousands)

	December 31, 2014	December 31, 2013
	(unaudited)
Assets
Investments in:
Excess mortgage servicing rights, at fair value	$417,733	$324,151
Excess mortgage servicing rights, equity method investees, at fair value	330,876	352,766
Servicer advances, at fair value	3,270,839	2,665,551
Real estate securities, available-for-sale	2,463,163	1,973,189
Residential mortgage loans, held-for-investment	47,838	33,539
Residential mortgage loans, held-for-sale	1,126,439	—
Real estate owned	61,933	—
Consumer loans, equity method investees	—	215,062
Cash and cash equivalents	212,985	271,994
Restricted cash	29,418	33,338
Derivative assets	32,597	35,926
Other assets	99,869	53,142

	$8,093,690	$5,958,658

Liabilities and Equity
Liabilities
Repurchase agreements	$3,149,090	$1,620,711
Notes payable	2,913,209	2,488,618
Trades payable	2,678	246,931
Due to affiliates	57,424	19,169
Dividends payable	53,745	63,297
Deferred tax liability	15,114	—
Accrued expenses and other liabilities	52,505	6,857

	6,243,765	4,445,583

Commitments and Contingencies
Equity
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 141,434,905 and 126,598,987 issued and outstanding at December 31, 2014 and December 31, 2013, respectively	1,414	1,266
Additional paid-in capital	1,328,587	1,158,384
Retained earnings	237,769	102,986
Accumulated other comprehensive income, net of tax	28,319	3,214

Total New Residential stockholders’ equity	1,596,089	1,265,850
Noncontrolling interests in equity of consolidated subsidiaries	253,836	247,225

Total Equity	1,849,925	1,513,075

	$8,093,690	$5,958,658

Reconciliation of Core Earnings

($ in thousands)

	Three Months Ended		Year Ended December 31,
	December 31, 2014	September 30, 2014	2014	2013
Net income (loss) attributable to common stockholders	$54,230	$126,372	$352,877	$265,949
Impairment	8,748	1,134	11,282	5,454
Other Income Adjustments:
Other Income	(40,085)	(122,064)	(375,088)	(241,008)
Other Income (loss) attributable to non-controlling interests	(11,782)	12,619	45,578	—
Deferred tax expense (benefit) attributable to Other Income, net of non-controlling interests	(4,958)	4,459	15,804	—

Total Other Income Adjustments	(56,825)	(104,986)	(313,706)	(241,008)

Incentive compensation to affiliate	21,223	10,910	54,334	16,847
Non-capitalized deal inception costs	7,023	1,433	10,281	5,698
Core earnings of equity method investees:
Excess mortgage servicing rights	6,770	9,158	33,799	23,361
Consumer loans	17,314	18,628	70,394	53,696

Core Earnings	$58,483	$62,649	$219,261	$129,997

CORE EARNINGS

New Residential has four primary variables that impact the Company’s operating performance: (i) the current yield earned on its investments, (ii) the interest expense incurred under the debt incurred to finance its investments, (iii) its operating expenses and (iv) its realized and unrealized gain or losses, including any impairment and deferred tax, on its investments. “Core earnings” is a non-GAAP measure of the Company’s operating performance excluding the fourth variable above and adjusting the earnings from the consumer loan investment to a level yield basis. It is used by management to gauge the Company’s current performance without taking into account: (i) realized and unrealized gains and losses, which although they represent a part of the Company’s recurring operations, are subject to significant variability and are only a potential indicator of future economic performance; (ii) incentive compensation paid to the Company’s Manager; and (iii) non-capitalized deal inception costs.

While incentive compensation paid to the Company’s Manager may be a material operating expense, the Company excludes it from core earnings because (i) from time to time, a component of the computation of this expense will relate to items (such as gains or losses) that are excluded from core earnings, and (ii) it is impractical to determine the portion of the expense related to core earnings and non-core earnings, and the type of earnings (loss) that created an excess (deficit) above or below, as applicable, the incentive compensation threshold. To illustrate why it is impractical to determine the portion of incentive compensation expense that should be allocated to core earnings, note that, as an example, in a given period, the Company may have core earnings in excess of the incentive compensation threshold but incur losses (which are excluded from core earnings) that reduce total earnings below the incentive compensation threshold. In such case, the Company would either need to (a) allocate zero incentive compensation expense to core earnings, even though core earnings exceeded the incentive compensation threshold, or (b) assign a “pro forma” amount of incentive compensation expense to core earnings, even though no incentive compensation was actually incurred. The Company believes that neither of these allocation methodologies achieves a logical result. Accordingly, the exclusion of incentive compensation facilitates comparability between periods and avoids the distortion to the Company’s non-GAAP operating measure that would result from the inclusion of incentive compensation that relates to non-core earnings. With regard to non-capitalized deal inception costs, management does not view these costs as part of the Company’s core operations. Non-capitalized deal inception costs are generally legal and valuation service costs, as well as other professional service fees, incurred when the Company acquires certain investments. These costs are recorded as general and administrative expenses in the Company’s statements of income.

Management believes that the adjustments to compute “core earnings” specified above allow investors and analysts to readily identify the operating performance of the assets that form the core of the Company’s activity, assist in comparing the core operating results between periods, and enable investors to evaluate the Company’s current performance using the same measure that management uses to operate the business.

In the fourth quarter of 2014, the Company modified its definition of core earnings to include accretion on held-for-sale loans as if they continued to be held-for-investment. Although the Company intends to sell such loans, there is no guarantee that such loans will be sold or that they will be sold within any expected timeframe. During the period prior to sale, the Company continues to receive cash flows from such loans and believes that it is appropriate to record a yield thereon. This modification had no impact on core earnings in 2014 or any prior period, but is expected to impact core earnings in periods subsequent to loans being classified as held-for-sale.

The primary differences between core earnings and the measure we use to calculate incentive compensation relate to (i) realized gains and losses (including impairments) and (ii) non-capitalized deal inception costs. Both are excluded from core earnings and included in the Company’s incentive compensation measure. Unlike core earnings, the Company’s incentive compensation measure is intended to reflect all realized results of operations.

Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of the Company’s liquidity and is not necessarily indicative of cash available to fund cash needs.

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments related to residential real estate. The Company primarily targets investments in mortgage servicing related assets and other related opportunistic investments. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding commitments to purchase Excess MSRs, which the Company expects to close but the closing of which is subject to the completion of definitive documentation between the seller and buyer of the related MSR and the completion of definitive documentation between the buyer of the MSR and the Company, the expected closing, and the timing of the closing, of the merger with HLSS, and the expectation that the referenced sale of residential loans in January will result in an approximately 30% return. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond the Company’s control, such as, with respect to the merger, the approval by HLSS shareholders, unanticipated difficulties financing the purchase price and litigation relating to the merger . The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated by reference in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the Company’s website (www.newresi.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Residential Investment Corp.

New Residential Investment Corp.

Investor Relations, 212-479-3150